DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (this “Agreement”), dated February 5, 2018 (the “Effective Date”), is made and entered into by and between Vera Acquisition, LLC, a Utah limited liability company (“Company”), and Biotech Products Services and Research, Inc., a Nevada corporation (“Distributor”). Each of Company and Distributor are sometimes referred to hereto individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Company is engaged in the business of manufacturing, distributing and selling products, including the Products, to customers and distributors in various fields of business, including, without limitation, health care, tissue derived products, and cosmetics;

WHEREAS, Distributor is in the business of marketing, distributing and selling products similar to the Products to customers in the health care industry; and

WHEREAS, Company desires to appoint Distributor as a non-exclusive distributor of Company in the Territory, and Distributor desires to accept such appointment and to market, sell and distribute the Products in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1. CERTAIN DEFINITIONS

Section 1.01 “Affiliate” shall mean with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract, or otherwise. Ownership of more than 50% of the beneficial interests of an entity shall be conclusive evidence that control exists. For purposes of this definition, “Affiliate” shall include, with respect to any natural Person, the spouse, parents, siblings, and children of such Person.

Section 1.02 “Bankruptcy Event” shall mean, with respect to any Party, the happening of any of the following: (i) the making of a general assignment for the benefit of creditors; (ii) the filing of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing an inability to pay debts as they become due; (iii) the entry of an order, judgment, or decree by any court of competent jurisdiction adjudicating a Party to be bankrupt or insolvent; (iv) the filing of a voluntary petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; (v) the filing of an answer or other pleading admitting the material allegations of, or consenting to, or defaulting in answering, an involuntary bankruptcy petition filed against a Party in any bankruptcy proceeding; (vi) the filing of a voluntary application or other pleading or any action otherwise seeking, consenting to, or acquiescing in the appointment of a liquidating trustee, receiver, or other liquidator of all or any substantial part of a Party’s properties; (vii) the commencement against a Party of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation which has not been quashed or dismissed within 180 days; or (viii) the appointment without consent of a Party or acquiescence in the appointment of a liquidating trustee, receiver, or other liquidator of all or any substantial part of a Party’s properties without such appointment being vacated or stayed within 90 days and, if stayed, without such appointment being vacated within 90 days after the expiration of any such stay.

Section 1.03 “Business Day” shall mean a day other than a Saturday, Sunday, or a legal holiday as recognized by the State of Utah.

Section 1.04 “Confidential Information” shall mean any and all non-public, proprietary and confidential information of a Party including, but not limited to, trade secrets, technical information, business information, sales information, customer and potential customer lists and identities, product sales plans, sublicense agreements, inventions, developments, discoveries, software, methods, techniques, formulae, data, processes, and other trade secrets and proprietary ideas, whether or not protectable under patent, trademark, copyright, or other areas of law, that the other Party has access to or receives. For the avoidance of doubt, the terms of this Agreement, information concerning any Product and know-how associated therewith, including, but not limited to, composition of any Product, methods of handling and storing of any Product, and methods of delivering any Product to customers and patients shall be considered the Confidential Information of Company. Confidential Information shall not include information that the receiving Party demonstrates: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or (v) was developed by the receiving Party independent of any disclosure received under this Agreement.

Section 1.05 “Conforming Product” shall mean a Product that Distributor (i) has confirmed meets all inspection requirements set forth in Section 3.07(a), or (ii) has failed to inspect in accordance with Section 3.07(a) and/or a Product that has a nonconformity for which notice is not delivered to Company in accordance with Section 3.07(b).

Section 1.06 “FDA” shall mean the United States Food and Drug Administration, or any successor agency.

Section 1.07 “Force Majeure Event” shall mean any event beyond the reasonable control of the Party affected by such circumstance, including, but not limited to, an act of God, delay or loss in transportation, fire, flood, earthquake, storm, war, terrorism, riot, revolt, act of public enemy, embargo, explosion, civil commotion, strike, labor dispute, loss or shortage of power, impossibility of obtaining or shortage in supply of raw materials or finished Product, or any adverse determination with respect to any Law or any action by any Third Party, public authority, or regulatory body that prohibits or materially impairs either Party from performing its obligations under this Agreement.

Section 1.08 “Governmental Authority” shall mean any applicable domestic federal, state, municipal, local, territorial, or other governmental agency, department, regulatory authority, or judicial or administrative body, including, but not limited to, the FDA.

Section 1.09 “Intellectual Property” shall mean any and all trade secrets, patents, copyrights, Marks, domain names, trade dress, URLs, brand features, know-how, trade secrets, training materials, and similar rights of any type under any applicable Governmental Authority, including, without limitation, all applications and registrations relating to any of the foregoing.

Section 1.10 “Law” or “Laws” shall mean all present and future laws, as amended from time to time, including, without limitation, any rules, orders, ordinances, regulations, statutes, requirements, codes, executive orders, binding restrictions, rules of common law, and any judicial interpretations thereof, extraordinary as well as ordinary, of all Governmental Authorities, and all rules, regulations, and government orders with respect thereto.

Section 1.11 “Marks” shall mean names, trade names, logos, trademarks, service marks, labels, or other marks, whether registered or unregistered.

Section 1.12 “Minimum Requirements” shall mean the sales goals and other requirements that Distributor must meet in order to maintain discounted pricing and other terms as provided herein, including those requirements set forth on Exhibit B.

Section 1.13 “Non-Conforming Product” shall means a Product that Distributor has confirmed fails to meet all inspection requirements set forth in Section 3.07(a).

Section 1.14 “Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

Section 1.15 “Product” or “Products” shall mean the products described on Exhibit E attached hereto, as amended, modified, or supplemented from time to time by Company.

Section 1.16 “Representatives” shall mean a Party’s directors, managers, members, officers, employees, agents, consultants, and advisors.

Section 1.17 “Sales Prices” shall mean the Product suggested retail sales prices established by the Company as set forth in Exhibit C as such prices may be updated from time to time.

Section 1.18 “Termination Event” shall mean an event causing the termination of this Agreement pursuant to Article 6.

Section 1.19 “Territory” shall mean the territory described in Exhibit A.

Section 1.20 “Third Party” shall mean any Person other than a Party or an Affiliate of a Party.

Section 1.21 “Sub-Distributor” shall mean an independent distributor or distributor company hired, contracted, or partnered with by the Distributor to act as a wholesaler or middleman engaged in the distribution of the Company’s products in place of the Distributor to the Sub-Distributor’s clients, customers, or prospective customers.

Article 2. APPOINTMENT; TERM

Section 2.01 Appointment. Company hereby appoints Distributor as Company’s non-exclusive (except as set forth in Section 3.04) distributor of the Products in the Territory, and Distributor hereby accepts such appointment. Distributor shall promote, market, distribute, and sell the Products in the Territory in accordance with the terms and conditions set forth herein. The rights granted to Distributor in Section 3.04 are initially exclusive as they relate to the Products in the Territory, and Distributor agrees to conform with the terms of this Agreement, including meeting the Minimum Requirements, in order to maintain such exclusivity.

Section 2.02 Term. This Agreement shall begin on the Effective Date and shall continue for a term of three (3) years (the “Initial Term”). Thereafter, this Agreement shall automatically renew for additional one (1) year periods (each a “Renewal Term,” and collectively with the Initial Term, the “Term”); provided that, during the one (1) year period immediately prior to the commencement of each such Renewal Term, Distributor shall have met the Minimum Requirements. For the avoidance of doubt, Distributor’s failure to meet the Minimum Requirements shall result in the expiration of this Agreement at the end of the Initial Term or then-current Renewal Term, as applicable, and may result in the early termination hereof in accordance with Section 6.02.

Section 2.03 Reservation of Rights. Except as expressly provided in this Agreement, no right, title, or interest is granted, whether express or implied, by Company to Distributor with respect to any products other than the Products or to any Intellectual Property of Company. The distribution rights conferred herein does not convey any right to manufacture, modify, duplicate, reproduce, or improve any of the Products for sale or use within or outside the Territory.

Article 3. SUPPLY OF PRODUCTS; CUSTOMERS

Section 3.01 Supply of Products. Distributor shall purchase the Products exclusively from Company for distribution in the Territory during the Term. Company agrees to use commercially reasonable efforts to maintain sufficient inventory to fill Distributor’s orders in the ordinary course of business, pursuant to Distributor’s expectation-based forecasts communicated to Company in accordance with Section 4.01(c). Notwithstanding the provisions of Section 3.02, Company reserves the right to modify, replace, or discontinue Products based on potential adverse impact to Company, requirements by Law, or general Product upgrades (including any applicable pricing changes). Distributor acknowledges that the tissue preparation cycle for the Products may be as long as forty-five (45) days after recovery of the tissue from a qualified donor and, accordingly, Distributor will provide appropriate lead time for the delivery of Product hereunder.

Section 3.02 Supply Shortages. In the event of a shortage of Products in Company’s inventory, Company agrees to allocate its available inventory of such Product to Distributor in proportion to Distributor’s percentage of all orders for such Product received from Company’s customers and other distributors, if any, during the immediately preceding ninety (90) day period. In connection therewith, and provided that Distributor delivers prior notice to Company, Distributor may procure and sell products similar to the Products from Third Parties, and/or manufacture and sell such products, but only to the extent of such shortage with respect to applicable Product orders. To the extent such shortages of certain Products result from issues related to FDA regulations, capacity issues, Company’s delivery and/or performance, as determined by Company in its reasonable discretion, Distributor shall not be bound by the terms of this Agreement with respect to the purchase and sale of products similar to such Products obtained from Third Parties or manufactured by Distributor.

Section 3.03 Shipping Terms. Sales shall be F.O.B. point of shipment at Company’s manufacturing or distribution facility. Distributor shall be responsible for all freight charges from the point of shipment to the point of delivery and shall provide Company with a FedEx or UPS account number to facilitate the direct billing of all such charges to Distributor. Title and risk of loss shall pass to Distributor upon tender of delivery.

Section 3.04 Exclusive Customers. During the Term of this Agreement, and to the extent Distributor maintains exclusivity rights hereunder, Distributor shall have the exclusive right to sell the Products to the customers within the Territory listed on Exhibit F.

Section 3.05 Other Customers. In addition to the foregoing, Distributor may market to any other potential customer in the Territory defined under EXHIBIT A, provided customer is not already or does not prospectively become a customer of the Company and provided that Distributor is otherwise in compliance with the terms of this Agreement. These customers may include Med Spas and Aesthetics providers that the Distributor obtains provided such customers are not already customers of the Company.

For the avoidance of doubt, a Person that is already a customer of the Company means a Person (including medical groups, individual physicians, and their respective affiliated franchises or organizations) that demonstrates a history and/or pattern of purchasing the Products from Company. In an effort the avoid channel conflicts, Distributor agrees to provide written notice to Company prior to, or, to the extent advance written notice is not possible, as soon as practicable after, Distributor enters into an agreement with a new customer.

Section 3.06 Sub-Distributors. The Distributor shall not have right to assign, transfer, or extend this Agreement and related terms to Sub-Distributors. Except for the Sub-Distributors identified in Section 3.04, the Distributor shall not be authorized to sell to or through newly obtained Sub-Distributors below MAP pricing defined in EXHIBIT D and without prior written consent of the Company, which shall not be unreasonably withheld. As such, any additional Sub-Distributor will be identified by the Distributor and approved by the Company as an amendment to this Agreement and will be required to have an approved Sub-Distributor Agreement in place.

Section 3.07 Inspection of Shipment; Notice of Claims.

(a) Upon receipt of each Product shipment, Distributor shall promptly inspect such shipment to confirm: (i) proper Product quantities; (ii) that containers are appropriate and validated and have all seals intact; (iii) the use of proper shipping and packaging with respect to the transportation and distribution of human tissue and cryogenic Products; and (iv) that the Product was received within an acceptable temperature range. In the event that Distributor requests that Company warehouse the Product, Distributor shall have the right to inspect each such delivery at the designated storage facility at any reasonable time during normal business hours for a period of ten (10) days after the Product is delivered to such storage facility.

(b) Distributor shall inform Company in writing of any claim by Distributor relating to a shipment that contains Non-Conforming Product within three (3) Business Days after Distributor obtains actual or constructive notice thereof. If Distributor does not provide said notice to Company within such period, Distributor shall be deemed to have accepted the Product shipment as a Conforming Product and thereby waives all rights and remedies related thereto. Upon receipt of said notice, Company, in its sole discretion, shall either replace the Non-Conforming Product or credit Distributor for the price of such Non-Conforming Product. Notwithstanding the foregoing, Company shall have no obligation to replace or refund any Product that is a Non-Conforming Product as a result of the actions or inactions of Distributor.

Section 3.08 Private Label Products. Company shall extend Distributor opportunity to private label the RHEO Product (EXHIBIT E) under the name and Distributor Mark of “Organicell”, if desired by Distributor, and provided the Distributor provides minimum purchase orders for the Company to efficiently produce the required inventory lot sizes. The minimum monthly order for privately labeling the RHEO Flowable Cryo 1.0ml unit size product shall be 50 units. The parties in good faith and immediately following execution of this Distribution Agreement, shall establish the Private Label terms and conditions reasonably defined by the Company. These terms, among other things, may include a minimum monthly purchase commitment by the Distributor regardless of Distributor’s customer sales.

Section 3.09 Other Third-Party Products. The Distributor may distribute other human placental tissue based products that the Company may not offer under this Distribution Agreement, as defined under EXHIBIT E: PRODUCTS. The Distributor will confirm with the Company whether the Other Third-Party Products compete or conflict in the market, territory, customer, or field of use with the products offered by the Company in EXHIBIT E.

Article 4. DISTRIBUTION AND MARKETING

Section 4.01 Sales Responsibilities. Distributor shall be responsible for all Product sales to customers in the Territory. Distributor agrees to use best efforts to:

(a) Develop the market for, and promote the sale of, the Products in the Territory and diligently engage in the marketing, distribution, and sale thereof;

(b) Maintain a marketing, sales, and distribution presence in the Territory that is properly trained to support the distribution of the Products in accordance with the terms of this Agreement and to provide appropriate education and training to physicians and other medical professionals desiring to use the Products;

(c) Deliver to Company, on or before the first day of each calendar month, a rolling six (6) month non-binding forecast, with anticipated delivery dates and intended Product applications, in a form acceptable to Company; provided that Distributor shall also give notice to Company of any substantial orders not included in any such forecast immediately upon Distributor’s actual or constructive knowledge thereof. Distributor acknowledges that Company’s processing cycle for Rheo and Vendaje product lines is 45 days and that complete and accurate forecasting is critical to allow Company to ensure appropriate inventory levels to meet customer needs;

(d) Introduce or make known to Company all business transactions, customers, buyers, contractual counterparts or principal parties involved in the purchase and sale of the Products in the Territory; and

(e) Participate in Company’s available training programs.

Section 4.02 Sales Goals. In order to maintain Distributor’s rights in the Territory under Section 3.04 during the Term, Distributor shall meet all Minimum Requirements. Company shall determine Distributor’s purchase volumes applicable to the Minimum Requirements on a quarterly basis and, in light thereof, Company shall have the right, in its reasonable discretion, to adjust the Minimum Requirements set forth on Exhibit B no more than once per calendar year. Failure to meet the Minimum Requirements may also result in the early termination of this Agreement in accordance with Section 6.02.

Section 4.03 Company Marks. Distributor shall promote, market and distribute the Products only under Company’s Marks and shall have no right to otherwise alter such Marks. As between Company and Distributor, the Parties agree as follows:

(a) All Marks utilized by Company, whether existing as of the Effective Date or thereafter, are owned solely by Company;

(b) Any goodwill derived from the use of any such Marks shall inure to the benefit of Company;

(c) Distributor shall not use any Marks, including any Company Marks, or any other word, mark, symbol, or name which may lead to confusion in the marketplace; and

(d) If Company provides Distributor with any modification to a Company Mark, Distributor shall use commercially reasonable efforts to incorporate the modified Company Mark in all subsequent materials that are produced by or for Distributor.

Section 4.04 Physician Registry and Clinical Use Database. Subject to any restrictions or limitations contained in the Health Insurance Portability and Accountability Act of 1996, as amended, or any other applicable Laws, Distributor agrees to provide to Company the information necessary for the development of a physician registry and clinical use database for use in maintaining relevant clinical information with respect to the safety and efficacy of the Products (the “Database”). The Database will not contain any patient identifying information, but will include general patient information such as age, gender, clinical indication for which the Product is being used, quantity and method of clinical application, clinical findings from post-operative or post-treatment exams, digital copies of any relevant post-operative or post-treatment clinical images, and such other relevant clinical data that would be helpful in evaluating the safety and efficacy of the Product in any clinical application. The Parties acknowledge and agree that the information contained in the Database shall be owned solely by Company and shall constitute Confidential Information of Company.

Section 4.05 Promotion and Marketing. All marketing efforts including, without limitation, any internet marketing or references to Company or the Products on Distributor’s website, shall be conducted in compliance with all applicable Laws. Unless approved in advance by Company, Distributor shall not promote or market the Products outside the Territory. Distributor shall not make any false or misleading representation to customers or others regarding any Product or make any claims, statements, or representations that are inconsistent with or broader than the written representations made by Company to Distributor with respect to each Product.

Section 4.06 Platform. Distributor is hereby granted a limited royalty-free license during the Term to market the Company’s GoodBio patient outcomes platform in connection with Distributor’s performance hereunder.

Section 4.07 Company Participation. Distributor shall collaborate with Company with respect to the launch of Products in new markets within the Territory. Company may assist in other marketing and promotional efforts, but shall in all cases be entitled to reimbursement for time and expenses related to consulting and sales efforts in connection therewith, the terms of which shall be agreed upon by the Parties on a case by case basis.

Section 4.08 Marketing Materials. Company shall provide to Distributor electronic copies of approved marketing literature and promotional material for the Products, and Distributor shall, at its expense, reproduce and disseminate such material in connection with its promotion and sales activities hereunder. Distributor shall submit to Company for its written approval prior to release, any advertising, public relations material, technical descriptions, or Product claims, whether oral, written, or electronic, prepared by or for Distributor or any customers which mentions the Product bears a Company Mark. Upon notice from Company of objections regarding approved marketing literature and promotional materials, Distributor shall discontinue the use of such literature or materials until modifications thereto are approved by Company and such materials are otherwise acceptable to Company in form and substance.

Section 4.09 Notice of Channel Conflicts. In the event Distributor learns that an unauthorized party is promoting, marketing, distributing or selling the Products in the Territory in violation of this Agreement or applicable Law, or is attempting to do so, Distributor shall promptly provide written notice to Company pursuant to Section 12.09, such that Company may take appropriate action with respect thereto.

Section 4.10 Clinical Trials. Company will reasonably collaborate with Distributor and/or Distributor’s customers with respect to clinical trials involving the Products; provided that such trials are approved by the proper regulatory agencies, including the FDA, and that Company’s medical advisory board approves Company’s participation. In each such case, trial costs, ownership of resulting Intellectual Property, and other such issues shall be mutually agreed upon by the Parties, with the presumption of bearing such costs and acquiring ownership of such Intellectual Property falling to the Party providing or obtaining financing for the study.

Article 5. PURCHASE PRICE; PAYMENTS; FEES

Section 5.01 Company Pricing. The Company’s Retail Product pricing guidelines (“MSRP”) are detailed on Exhibit C, and the Distributor’s pricing to its customers shall be in accordance with MAP pricing terms set forth on Exhibit D, except as provided for in Sections 3.04, 3.05 and 3.06. In addition, the pricing for Products purchased by Distributor from the Company are set forth on Exhibit D (“Distributor Prices”). The Company may, from time to time in its sole discretion, modify the Distributor Prices; provided that Company shall provide Distributor with no less than ninety (90) days’ prior written notice of any such modification; provided further that Distributor Prices shall not increase within the first 18 months of the Initial Term, or increase by more than five percent (5%) during the Initial Term or any Renewal Term. Any change in the Distributor Prices shall not impact the price set forth in a firm purchase order accepted by Company prior to the effective date of the Distributor Prices change. All such modifications to the Distributor Prices shall be reflected in an updated Exhibit C as such may be delivered to Distributor from time to time.

Section 5.02 Distributor Pricing Policy. Distributor agrees to price the Products in a commercially reasonable manner, in accordance with Company’s Product pricing guidelines set forth on Exhibit D.

Section 5.03 Samples. In accordance with applicable Law, and subject to modification by Company in its sole discretion from time to time, Distributor may provide Product samples to potential customers at fifty percent (50%) of a Product’s then-current wholesale price, plus shipping and other fees; provided that such samples are not to exceed two (2) units of any Product per potential customer.

Section 5.04 Payment Terms. Distributor’s customers (or Distributor) shall remit fifty percent (50%) of each Product order, plus all shipping and delivery costs, upon Company’s acceptance of all firm orders. All remaining amounts due with respect to each such order shall be net thirty (30) days following delivery of the Product. Distributor understands that Company may limit the amount of credit extended to Distributor in its sole discretion and, in addition, shall provide to Company a credit card and authorization for Company to charge such credit card for any amounts not timely paid hereunder. All payments due to Company hereunder shall be without set-off or counterclaim. Product orders received from Distributor are final and binding upon acceptance by Company.

Section 5.05 Late Payment Charges. Unpaid amounts will bear interest at a rate of 1.5% per month (18% per annum) from the due date until paid in full, calculated on a compounding daily basis, in addition to Company’s other rights and remedies set forth herein. The accrual or receipt by either Party of interest under this Section shall not constitute a waiver by that Party of any right such Party may otherwise have to declare a breach of or a default under this Agreement.

Section 5.06 Taxes. All Distributor Prices are exclusive of any applicable federal, state, and local taxes. Distributor acknowledges that the Distributor Prices reflect wholesale prices from Company to the Distributor and that Distributor shall be responsible for collecting and remitting to the appropriate federal, state, or local authorities any sales, use, or other taxes, if any, imposed in connection with the distribution of Products under this Agreement.

Section 5.07 Other Expenses. Distributor acknowledges that the Distributor Prices exclude Product shipping and delivery expenses (including any applicable taxes, duties, etc.) and that Distributor shall be responsible for all such expenses in addition to all other expenses incurred by it in connection with the implementation and performance of its duties and obligations under this Agreement, including, but not limited to: (i) all expenses incurred in performing under in this Agreement; (ii) salaries for its personnel; and (iii) marketing and promotional expenses.

Section 5.08 Distributor Payments. In the event the Company collects payment from the Distributor customers directly, then the Company shall pay Distributor an amount equal to the difference between the wholesale Distributor Prices of a Product and the actual purchase price thereof, less shipping and delivery expenses and other costs, as applicable, as set forth on Exhibit D. Company will remit such payments to Distributor on the 1st and 15th of each month, based on actual collections against Distributor or Distributor’s customers’ orders.

Section 5.09 Exclusive Terms and Conditions. The Parties agree that all purchase orders issued by Distributor and any order acceptance or acknowledgements issued by Company shall be subject to the terms and conditions of this Agreement and shall control in the event of a conflict with the standard terms and conditions of Company or of Distributor’s purchase orders.

Article 6. TERMINATION

Section 6.01 Termination by Either Party. Either Party may terminate this Agreement immediately upon written notice to the other Party, in the event:

(a) The other Party becomes the subject of a Bankruptcy Event;

(b) A material breach or default by the other Party of any provision of this Agreement occurs, and such Party fails to remedy such breach or default within thirty (30) days after written notice thereof;

(c) Any Governmental Authority determines that substantially all of the Products require approval by the FDA prior to engaging in the marketing or sale thereof;

(d) Either Party gives notice to the other Party that one or more of the Products infringes upon an issued United States patent of a Third Party, as determined in Company’s reasonable discretion, with any such notice identifying both the infringed patent(s) and the allegedly infringing Product(s); or

(e) Either Party becomes aware of a violation pursuant to Section 9.01 and such Party fails to remedy such breach or default within thirty (30) days after written notice thereof.

Section 6.02 Termination by Company. Company may also terminate this Agreement immediately upon written notice to Distributor and failure to cure within a reasonable period, in the event that Distributor: (a) creates, promotes, circulates, uses, or endorses advertisements or promotions that (i) are misleading or not factual; (ii) are not in compliance with applicable Laws; or (iii) infringe upon the Intellectual Property rights of Third Parties; (b) violates any Laws or applicable industry trade association regulations; or (c) fails to meet the Minimum Requirements.

Section 6.03 Effect of Termination. Upon any expiration or termination of this Agreement:

(a) All Product orders already placed by Distributor and accepted by Company prior to the effective date of any such expiration or termination shall be filled and paid for in accordance with the terms of this Agreement, notwithstanding any such expiration or termination;

(b) All rights, licenses and privileges granted to Distributor under this Agreement shall immediately cease and terminate. However, any such termination will not affect the rights and obligations of the Parties respecting remedies for breach of this Agreement, nor shall it relieve either Party of any obligations under this Agreement that by their terms continue after the date of termination or expiration, including without limitation Article 8, Article 11 and Article 12;

(c) Distributor shall immediately discontinue its use of all Company Marks and other Confidential Information of Company;

(d) Each Party shall return or destroy (and certify such destruction of) all Confidential Information of the other Party, except that a Party may retain one copy for archival purposes.

Section 6.04 Failure to Renew. If this Agreement does not automatically renew as a result of Distributor’s failure to meet the Minimum Requirements, or this Agreement expires without the Parties further extending the term, and this Agreement expires or terminates as a result thereof, Distributor shall have the right to immediately sell and market products similar to the Products through supply arrangements with Third Parties and/or manufacture such products for itself; provided that Distributor maintains its confidentiality and other obligations that survive the termination or expiration hereof.

Section 6.05 Repurchase of Product. Company shall have the right but not the obligation to purchase from Distributor any or all Products in Distributor’s possession, the purchase price thereof to be equal to the lesser of the price (if any) paid by Distributor to Company at the current wholesale price, less freight and insurance deemed necessary to transport the same to Company’s designated office, together with a twenty percent (20%) restocking fee. Company may reject and avoid payment for any Product not in original condition and in its original container. Should Company not exercise its right to purchase such Products, Distributor shall have one (1) year to dispose of any such Products remaining in its inventory, provided that Distributor may only dispose of such Product at commercially reasonable prices. Any Product remaining in Distributor’s possession thereafter shall be promptly destroyed at Distributor’s expense and in accordance with applicable Laws, and Distributor shall certify such destruction to Company.

Article 7. DISPUTE RESOLUTION

Section 7.01 Good Faith Negotiation. The Parties shall attempt to negotiate in good faith a solution to any and all controversies or claims that arise with respect to this Agreement. If after thirty (30) days’ notice of a dispute, the Parties have not resolved such dispute, either Party may elect to pursue mediation under Section 7.02.

Section 7.02 Mediation. The Parties hereby agree to participate in mediation in accordance with the mediation procedures of United States Arbitration & Mediation prior to initiating arbitration pursuant to Section 7.03 by providing written notice to the other Party in accordance with Section 12.09. The Parties shall equally bear the costs of mediation which shall be administered by a disinterested mediator mutually agreed upon by the Parties. If mediation does not result in a resolution within a reasonable amount of time, either Party may elect to pursue arbitration under Section 7.03.

Section 7.03 Arbitration. The Parties agree to resolve all disputes that remain unresolved by binding arbitration administered by the American Arbitration Association (“AAA”) pursuant to AAA’s Commercial Arbitration Rules. The Parties agree that the arbitration will be held in Salt Lake County, Utah before a single disinterested arbitrator who is a former federal or state court judge experienced in handling commercial disputes. The Parties agree to jointly appoint an arbitrator within thirty (30) days of initiating arbitration. If the Parties are unable to agree, the arbitrator shall be appointed from the AAA panel in accordance with AAA’s rules. The arbitrator’s award will be final and binding and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator’s ability to award damages shall be limited pursuant to Section 10.03; provided, however, that the arbitrator will have the power to apportion the costs associated with arbitration. Issues of arbitrability will be determined in accordance solely with the federal substantive and procedural Laws relating to arbitration; in all other respects, the arbitrator will be obligated to apply and follow the substantive Law of the State of Utah. If any provision of this Section 7.03 is held to be unenforceable, such provision will be severed and will not affect either the duty to arbitrate or any other provision hereof.

Section 7.04 Equitable Relief. Notwithstanding the provisions of this Article 7, either of the Parties may seek from a court of competent jurisdiction any interim or provisional equitable relief necessary to protect the rights or property of such Party without the necessity of proving actual damages or posting of bond or any other security.

Article 8. CONFIDENTIALITY

Section 8.01 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term of this Agreement and for a two (2) year period following the expiration or termination hereof (and, with respect to trade secrets, for as long as such information is not generally known to the public), the receiving Party of the other Party’s Confidential Information shall keep, and shall ensure that it and its Representatives keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose (other than for the purpose of performing under this Agreement) any such Confidential Information. Such Party agrees to be responsible for the effects of any breach of this Section 8.01 by such Party or its Representatives.

Section 8.02 Exceptions to Obligation. The restrictions contained in Section 8.01 shall not apply to information that is otherwise required to be disclosed in compliance with applicable Laws or order by a court or other regulatory body having competent jurisdiction. If a Party or its Representatives becomes legally compelled to disclose any Confidential Information of the other Party, prompt written notice shall be given to the other Party, including the proposed language of the disclosure, so that (i) protective relief may be sought, or (ii) the other Party may waive the disclosing Party’s compliance with Section 8.01. If protective relief or waiver is not sought by the other Party, the disclosing Party agrees to furnish only that portion of the Confidential Information that is legally required, according to advice by counsel, and will exercise its reasonable efforts to obtain adequate assurance that confidential treatment will be accorded such Confidential Information.

Section 8.03 Publicity. Subject to the exceptions herein, the Parties are prohibited from participating in publicity, news release, or public announcement of any kind and of any nature concerning the relationship between the Parties or the matters contained herein without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Either Party may issue a press release with respect to entering into this Agreement upon proper notice to the other Party as described herein, which shall include a copy of the proposed press release, and that the contents of such press release shall be subject to the other Party’s consent, which consent shall not be unreasonably delayed or withheld. The Parties acknowledge that Company is a publicly traded company and that nothing herein shall prevent Company from making proper disclosures as required by Law.

Section 8.04 Securities Laws. The Parties and their Representatives acknowledge that federal and state securities Laws prohibit any Person or entity who has material, non-public information about a publicly-traded company (such as the Confidential Information) from purchasing or selling securities of such company, or from communicating such information to any other Person or entity under circumstances in which it is reasonably foreseeable that such Person or entity is likely to sell or purchase such securities. The Parties further agree that if a Representative of either Party uses Confidential Information that it receives in a manner that violates federal and state securities Laws, such use will be deemed a violation of this Agreement and the disclosing Party will be able to seek any remedies available to it pursuant to the terms contained herein as well as at Law or in equity.

Section 8.05 Remedies. Each Party acknowledges and agrees that the provisions of this Article 8 are reasonable and necessary to protect the other Party’s interests in its Confidential Information, that any breach of the provisions herein may result in irreparable harm to such other Party and that the remedy at Law for such breach may be inadequate. Accordingly, in the event of any breach or threatened breach of the provisions of this Article 8 by a Party hereto, the other Party, in addition to any other relief available to it at Law, in equity, or otherwise, shall be entitled to seek and obtain temporary and permanent injunctive relief restraining the breaching Party from engaging in or continuing any conduct that would constitute a breach of this Article 8, without the necessity of proving actual damages or posting a bond or other security.

Article 9. LEGAL COMPLIANCE

Section 9.01 Compliance with Laws.

(a) Distributor shall be responsible for obtaining and maintaining all governmental registration and certification of the Products to be sold in each country and region constituting the Territory pursuant to this Agreement, at Distributor’s expense. Distributor shall also at all times comply with all Laws and follow all generally accepted industry standards in accordance with the FDA, notified bodies and other regulatory agencies, applicable to the sale and distribution of the Products and to the operation of Distributor’s business throughout the Territory, including without limitation federal, state and local anti-dumping and consumer protection Laws. Distributor shall procure all permits, licenses and insurance (including, without limitation, workers’ compensation or similar coverage) necessary or required by any Governmental Authority to perform its obligations under this Agreement. Distributor shall, upon request from Company, promptly provide to Company written evidence of compliance with the foregoing. Notwithstanding any of the foregoing, Company agrees to advise Distributor of any developments related to FDA regulations or Product compliance therewith that may impact Distributor’s ability to perform under this Agreement.

(b) Distributor acknowledges that the Products are regulated by the FDA, notified bodies and other regulatory agencies and, as such, the Parties shall follow all Laws as stated thereby. If a Party is required by Law to register at a facility, that Party shall do so at its sole expense. In the event of changes in the Law, the Parties agree to modify this Agreement in good faith. Failure to agree to the new terms within a commercially reasonably time to comply with any changes in the Law shall result in the termination of this Agreement.

Section 9.02 Quality Control. To the extent required by applicable Law, Distributor shall establish and maintain a quality system intended to prevent the introduction, transmission, or spread of communicable diseases through the storage, shipment, handling, and distribution of Products. Company shall have the right to periodically review and inspect Distributor’s quality systems upon reasonable notice to Distributor.

Section 9.03 Tracking. To the extent required by applicable Law, Distributor shall be responsible for tracking Products and maintaining a database in compliance with all FDA regulations regarding tracking of the Products, including but not limited to, the responsibility of maintaining a file of allograft tracking records. Copies of all allograft tracking records are to be forwarded weekly to Company.

Section 9.04 Complaints. Company and Distributor shall each provide the other with written notification of any complaint or adverse claim related to any Product within five (5) Business Days of such Party’s receipt thereof. Each Party agrees to provide reasonable assistance and cooperation to the other Party in the investigation and resolution of any such complaint or claim. Company shall have final authority for all communications with end-users with respect to any such complaint or claim.

Section 9.05 Recall. In the event Company believes that it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to any Product (a “Recall”), Company shall have sole authority with respect to any such Recall and the Parties shall work together to safely and effectively conduct such Recall as quickly and efficiently as possible. Distributor shall provide Company with reasonable access to those customers of Distributor affected by a Recall, to the extent practicable, and all information received or compiled by Distributor from such customers or otherwise with respect to such Recall, except as otherwise prohibited by Law. In the event that a Recall results from the actions or inactions of Distributor, Distributor shall be responsible for the expenses of such Recall.

Section 9.06 Storage. Distributor may operate, at its sole expense, a tissue bank at its facility for storage purposes only pursuant to its role as a distributor (i.e., not for laboratory or manufacturing purposes). Any such operations shall not be considered an extension of Company’s operations, and as such, Distributor shall have full responsibility to maintain any such facility in compliance with applicable Law.

Section 9.07 Facility Inspections. In connection with the commencement of this Agreement, Company shall have the right to audit and/or inspect Distributor’s quality and regulatory compliance systems to confirm Distributor’s ability to discharge its duties under this Agreement. As required by Law, each Party shall permit the FDA or other applicable accrediting or regulatory agency, or its or their representatives or agents, to inspect facilities, including, without limitation, production, shipping, packaging, and quality control facilities, as well as all records, relating to the production, storage, sterilization, or delivery of the Products for the purposes of verifying compliance with applicable regulatory requirements and the Parties’ obligations under this Agreement. Distributor shall maintain at its sole cost all (i) government approvals of its facilities, including regulatory authority approvals, if any; (ii) adequate premises, equipment, and experienced and competent personnel; and (iii) adequate records reasonable and customary in the industry for companies of comparable size and activity.

Section 9.08 Regulatory Assistance and Inquiry. Each Party agrees to cooperate, as reasonably requested by the other Party, to assist in obtaining all necessary regulatory approvals to the extent such assistance of the other Party is necessary. The Party requesting assistance shall bear the cost of the complying Party’s cooperation. Each Party shall promptly and in any event within fifteen (15) days after receipt of any notice of inquiry from any local, state, national or international regulatory agency or government department, inform the other in writing of such formal or informal inquiry relating to any Product.

Article 10. REPRESENTATIONS; WARRANTIES; RESTRICTIVE COVENANTS

Section 10.01 Mutual Representations. Each Party hereby represents, covenants, and warrants to the other Party that (i) such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (ii) its entering into and performance under this Agreement does not violate or breach its charter documents, corporate bylaws or operating agreement, as applicable, or any agreement or contract to which it is a party; and (iii) when executed and delivered by it, this Agreement will constitute a legal, valid, and binding obligation of it, enforceable against it in accordance with the provisions of this Agreement.

Section 10.02 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, COMPANY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING, BUT NOT LIMITED, TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

Section 10.03 Limitation of Liability. IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE, WHETHER AS A RESULT OF CONTRACTUAL BREACH, TORT OR OTHERWISE, TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE, OR INCIDENTAL DAMAGES INCURRED, INCLUDING BUT NOT LIMITED TO INJURY TO GOODWILL, OR DIRECT, INDIRECT OR SPECULATIVE LOST PROFITS. THE FOREGOING LIMITATIONS AND EXCLUSIONS SHALL NOT APPLY TO A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS, INDEMNIFICATION OBLIGATIONS, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT.

Section 10.04 Essential Part of Bargain. The Parties acknowledge that the disclaimers and limitations set forth in this Article 10 are an essential element of this Agreement between the Parties and that the Parties would not have entered into this Agreement without such disclaimers and limitations.

Section 10.05 Insurance. Each Party, at its sole cost and expense, shall obtain liability insurance with respect to its activities contemplated by this Agreement in such amounts as are customary in the industry for companies of comparable size engaged in similar activities. Each Party shall each provide evidence of such insurance to the other Party upon reasonable request and shall each maintain such insurance for so long as each Party continues to conduct such activities, and thereafter for so long as each Party customarily maintains insurance for itself covering similar activities. Any such Policy obtained by Distributor shall include Company as an “additional insured” under such policy, and any such policy obtained by Company shall add Distributor as an “additional insured” to the extent Company will not incur additional fees or costs as a result thereof.

Section 10.06 Non-Solicitation. Distributor hereby agrees and acknowledges that without the prior written consent of Company, Distributor shall not, during the Term of this Agreement and for one (1) year following termination or expiration hereof for any reason, (i) call on or solicit the employment of any employee of Company, or encourage such employee to terminate his or her employment relationship with Company; or (ii) call on or solicit any of the actual or prospective customers of Company that were not included in the Territory, for the purpose of soliciting or selling such customer any products identical, similar, or related to the Products that Distributor distributed on behalf of Company.

Section 10.07 Non-Disparagement. The Parties agree not to directly or indirectly, in any capacity or manner, communicate in any way, whether written or oral (or cause, solicit, encourage, support or participate in any of the foregoing), any statement of any kind relating to or arising from the Agreement, that might reasonably be construed to be derogatory, or would reasonably be expected to harm the other Party, or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to that Party. The Parties further agree that they will not make any verbal threats to each other or threaten physical harm or physical violence to each other in the future for any reason, the foregoing being a material term of this Agreement.

Article 11. INDEMNIFICATION

Section 11.01 Company Indemnity. Subject to Section 11.03, Company shall defend, indemnify, and hold harmless Distributor and its Affiliates and successors, and its and their respective officers, directors, employees, distributors, Representatives, and agents (collectively, “Distributor Indemnitees”) for, from, and against all claims, demands, actions, damages, costs, and expenses, including reasonable attorneys’ fees, brought or incurred by a Third Party to the extent caused by (i) a material breach by Company of any representation, warranty, or covenant made by it pursuant to this Agreement, (ii) any actual or alleged defect in the Product, but only to the extent that such defect is not the result of an act or omission by a Distributor Indemnitee, (iii) any actual or alleged willful misconduct or gross negligence of Company; or (iv) Company’s violation of any Laws.

Section 11.02 Distributor Indemnity. Subject to Section 11.03, Distributor shall defend, indemnify, and hold harmless Company and its Affiliates and successors, and its and their respective officers, directors, employees, and agents (collectively, “Company Indemnitees”) for, from, and against all claims, demands, actions, damages, costs, and expenses, including reasonable attorneys’ fees, brought or incurred by a Third Party to the extent caused by (i) a material breach by Distributor of any representation, warranty, or covenant made by it pursuant to this Agreement, (ii) any actual or alleged defect in any product sold by Distributor, but only to the extent that such defect is not the result of an act or omission by a Company Indemnitee; (iii) any actual or alleged willful misconduct or gross negligence of a Distributor Indemnitee, or (iv) Distributor’s violation of any Laws.

Section 11.03 Notice of Indemnification Claim. Promptly after receipt by a Distributor Indemnitee or Company Indemnitee of the commencement of any claim, demand, action, suit, or proceeding (collectively, an “Action”) which is subject to the other Party’s indemnification obligations hereunder, such indemnitee shall notify the other Party of the commencement of the Action. Any failure to provide such notice shall only relieve the other Party of its indemnification obligations hereunder to the extent it has been materially prejudiced by such failure. The indemnifying Party shall have sole right to select and retain attorneys (reasonably acceptable to the other Party) to assert or negotiate, and sole right to control, the defense and any settlement of the Action, to the extent of such Party’s corresponding indemnification and defense obligations, except that under no circumstances shall the indemnifying Party enter into any settlement that involves an admission of liability, negligence, or other culpability by the indemnitee, or requires the indemnitee to contribute to the settlement.

Article 12. MISCELLANEOUS

Section 12.01 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement, other than the obligation to make money payments, when such failure or delay is due to a Force Majeure Event and without the fault or negligence of the Party so failing or delaying. The Party whose performance is affected by a Force Majeure Event (the “Affected Party”) shall give prompt notice to the other Party stating the details and expected duration of the Force Majeure Event. Once said notice is given, the Parties shall keep each other appraised of the situation until the Force Majeure Event terminates or this Agreement is terminated, whichever occurs first. If the performance of the Affected Party does not resume within six (6) months of the occurrence of a Force Majeure Event, the other Party shall have the right to terminate this Agreement immediately and without penalty. Each Party has full management discretion in dealing with its own labor issues. Notwithstanding the foregoing, Company shall have no obligation to obtain Product from a Third Party in order to replace any contractual shortfall.

Section 12.02 Entire Agreement. This Agreement, along with any exhibits and attachments hereto, as such may be updated from time to time, is the sole and entire Agreement between the Parties relating to the subject matter hereof, and supersedes all prior understandings, agreements, and documentation relating to such subject matter. Any modifications to this Agreement must be in writing and signed by both Parties.

Section 12.03 Binding Effect; Assignment. This Agreement shall be binding upon the Parties and their Representative, together with their respective heirs, successors, assigns, agents, and representatives. A Party may not assign, sublicense, or transfer all or any its rights, duties, or obligations hereunder without the prior written approval of the other Party, which approval may be withheld in such other Party’s reasonable discretion, except with respect to an assignment to such Party’s wholly owned subsidiary.

Section 12.04 Independent Contractor. In connection with this Agreement, each Party is an independent contractor. This Agreement does not, and shall not be construed to, create an employer-employee, agency, joint venture, or partnership relationship between the Parties. Neither Party shall have any authority to act for or to bind the other Party in any way, to alter any of the terms or conditions of any of the other Party’s standard forms of invoices, sales agreements, warranties, or otherwise, or to warrant or to execute agreements on behalf of the other or to represent that it is in any way responsible for the acts, debts, liabilities, or omissions of the other Party.

Section 12.05 Waiver. The waiver by either Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of a subsequent breach of the same provision by any Party or of a breach of any other term or provision of the Agreement, and failure by either Party at any time to require performance by the other Party shall not constitute a waiver of any right to require performance in the future or performance of any other promise nor prejudice either Party with regards to any subsequent action.

Section 12.06 Headings. The headings set forth herein are for convenience of reference only and shall not be considered to limit or amplify the terms and provisions hereof, nor shall they be examined or referred to in construing or interpreting this Agreement.

Section 12.07 Severability. In the event any one or more of the agreements, provisions, or terms contained herein shall be declared invalid, illegal, or unenforceable in any respect, such agreement, provision, or term shall be enforced to the extent permitted by Law and the validity of the remaining agreements, provisions, or terms contained herein shall be in no way affected, prejudiced, or disturbed thereby.

Section 12.08 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Utah without reference to its conflict of laws provisions.

Section 12.09 Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (a) upon confirmation of a receipt of a facsimile transmission or email communication; (b) if hand delivered, upon delivery against receipt or upon refusal to accept the notice; or (c) if delivered by a standard overnight courier, one business day after deposit with such courier, postage prepaid, addressed in the following manner:

If to Distributor:	Biotech Products Services and Research, Inc.
4045 Sheridan Avenue, Suite 239
Miami Beach, FL 33140
Email: albert@bpsrhealth.com
ian@bpsrhealth.com
Phone: (760) 709-2501 / (310) 200 9741

If to Company:	Vera Acquisition, LLC
1881 W Traverse Pkwy Suite 210
Lehi, UT 84043
Email: dniccum@verabioscience.com
Phone: 972-310-3500

With copies to (which copies shall not constitute notice):

Bennett Tueller Johnson & Deere, LLC
3165 East Millrock Drive, Suite 500
Salt Lake City, UT 84121
Attn: Jerry A. Fors
Email: jfors@btjd.com
Phone: (801) 438-2000

Section 12.10 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, but all such counterparts taken together will constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or .pdf delivered via email will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

Section 12.11 Attorneys’ Fees. If any Action is brought to enforce this Agreement or to collect damages as a result of a breach of any of its provisions, the prevailing Party shall also be entitled to collect its reasonable attorneys’ fees and costs incurred in such Action from the non-prevailing Party, which costs can include the reasonable costs of investigation, expert witnesses, and the costs in enforcing or collecting any judgment rendered, all as determined and awarded by the court.

Section 12.12 Further Assurances. Each Party hereto agrees to do such things, take such actions, and to make, execute, and deliver such other documents and instruments, as shall be reasonably requested to carry out the provisions, intent, and purpose of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY:

VERA ACQUISITION, LLC

By:	/s/ David Niccum
Name:	David Niccum
Title:	Chief Executive Officer

DISTRIBUTOR:

BIOTECH PRODUCTS SERVICES & RESEARCH, INC.

By:	/s/ Albert Mitrani
Name:	Albert Mitrani
Title:	Chief Executive Officer

EXHIBIT A

TERRITORY

Distributor is authorized with non-exclusive rights to market, sell and distribute the Company’s Products to qualified doctors and providers who are authorized to purchase HCT/P (Human and Cellular and Tissue-based Products), per FDA guidelines, in the Territory to Customer’s who are not existing Customer’s to the Company and to the extent Distributor does not sell Third Party products similar to Company’s allograft tissue products and autologous kit products in the Territory. If Distributor markets, distributes or sells any Third Party amniotic allograft product in the Territory competitive to the Products offered and/or available from the Company, Distributor shall be in breach of this Agreement.

1. Territory. For the purposes of this Agreement, the “Territory” shall be the United States.

2. Field of Use: Any

3. Channels: Any, excluding the following channels: Military Hospitals, Veterans Administration.

The Company shall reasonably inform the Distributor of any Customer, Territory, or Channel that becomes prohibited to sell to, as a result of the Customer, Territory, or Channel being an existing Customer of the Company.